As filed with the U.S. Securities and Exchange Commission on March 30, 2023

Registration No. 333-268456

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5 to

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CytoMed Therapeutics Limited

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s name into English)

Singapore	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Commonwealth Lane

#08-22

Singapore 149544

+65 6250 7738

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates
850 Library Ave, Suite 204
Newark, DE 19711
(302)-738-6680

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard I. Anslow, Esq. Lijia Sanchez, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Tel: (212) 370-1300 Fax: (212) 370-7889	Richard A. Friedman, Esq. Stephen A. Cohen, Esq. Sean F. Reid, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Tel: (212) 653-8700 Fax: (212) 653-8701

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933:

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Explanatory Note

This amendment is being filed solely to file certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.

Indemnification of Directors and Officers

Subject to the provisions of the Singapore Companies Act and every other Singapore statute for the time being in force and affecting the Company, our constitution provides that every officer of the Company shall be entitled to be indemnified out of the Company’s assets against any liability (other than any liability referred to in Section 172B(1)(a) or (b) of the Singapore Companies Act) incurred by the officer to a person other than us attaching to the officer in connection with any negligence, default, breach of duty or breach of trust.

Under Section 172 of the Singapore Companies Act, any provision exempting or indemnifying the officers of a company (including directors) against any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. However, a company is not prohibited from: (a) as provided in Section 172A of the Singapore Companies Act, purchasing and maintaining for any such individual insurance against liability incurred by him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company; or (b) as provided in Section 172B of the Singapore Companies Act, indemnifying the individual against liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the individual to pay a fine in criminal proceedings, (ii) of the individual to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the individual in defending criminal proceedings in which he or she is convicted, (iv) incurred by the individual in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the individual in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.

We will enter into indemnification agreements with our officers and Directors. These indemnification agreements will provide our officers and Directors with indemnification to the maximum extent permitted by the Singapore Companies Act and our constitution, save that the Company shall not provide any indemnity (to any extent) to a Director or an officer against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the Company save for the circumstances as permitted pursuant to Section 172A and Section 172B of the Singapore Companies Act. We also intend to obtain a policy of directors’ and officers’ liability insurance that will insure Directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

Item 7.

Recent Sales of Unregistered Securities

On June 26, 2019, and September 28, 2020, the then-shareholders of the Company agreed to a waiver of their pre-emption rights to allot and issue certain numbers of shares to Glorious Finance Limited, at the consideration sum of S$1 million (approximately U.S.$719,269) and S$500,000 (approximately U.S.$359,635) respectively.

On February 19, 2021, the then-shareholders of the Company agreed to a waiver of their pre-emption rights to allot and issue certain numbers of shares to Dr Lucas LUK Tien Wee, a director of our Company, at the consideration sum of S$190,355 (approximately U.S.$136,916).

On April 15, 2021, we entered into a subscription agreement with Glorious Finance Limited, as varied by a supplemental letter agreement entered into on September 21, 2022, in relation to its subscription of 237,274 ordinary shares in our Company, at consideration sum of S$500,000 (approximately U.S.$359,635). The subscription of shares was completed on April 22, 2021.

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On April 15, 2021, we entered into a subscription agreement with mDR Limited, as varied by a supplemental letter agreement entered into on September 21, 2022, in relation to its subscription of 711,822 ordinary shares in our Company at consideration sum of S$1.50 million (approximately U.S.$1.08 million). The subscription of shares was completed on April 22, 2021. In relation to this agreement, CHOO Chee Kong, our Director and Chairman, and mDR Limited also executed a put option agreement on April 15, 2021, allowing mDR Limited to have the right and option to require CHOO Chee Kong to purchase and acquire a certain number of shares in our Company from mDR Limited.

In addition, on April 15, 2021, the Company’s initial shareholders approved an increase of authorized share capital to S$7,690,355 (approximately U.S.$5.53 million) by the issue and allotment of 837,975 additional ordinary shares of S$2.39 each at the consideration sum of S$2 million (approximately U.S.$1.44 million) ranking for dividend and in all other respects pari passu with the existing ordinary shares in the Company. The shares were issued under exemptions from registration under Section 4(a)(2) of the Securities Act since they were transactions not involving a public offering. No underwriters were involved in these issuances of ordinary shares.

On April 30, 2021, we entered into a subscription agreement with Jackie Win Kei Lee, as varied by a supplemental letter dated September 21, 2022, in relation to her subscription of 83,871 ordinary shares in our Company at the consideration sum of S$200,175 (approximately U.S.$143,980). The subscription of shares was completed on April 18, 2022.

On April 30, 2021, we entered into a subscription agreement with Lin Zi Tong, as varied by a supplemental letter dated September 21, 2022, in relation to her subscription of 55,914 ordinary shares in our Company at the consideration sum of S$133,450 (approximately U.S.$95,986). The subscription of shares was completed on April 18, 2022.

On April 30, 2021, we entered into a subscription agreement with Shu Fan Frank Lee, as varied by a supplemental letter dated September 21, 2022, in relation to his subscription of 282,816 ordinary shares in our Company at the consideration sum of S$675,000. The subscription of shares was completed on April 18, 2022.

On May 19, 2021, we entered into a subscription agreement with Dynatech Ventures Pte Ltd, as varied by a supplemental letter dated September 21, 2022, in relation to its subscription of 83,798 ordinary shares in our Company at the consideration sum of S$200,000. The subscription of shares was completed on September 20, 2021.

On May 19, 2021, we entered into a subscription agreement with Essex Bio-Investment Limited, as varied by a supplemental letter dated September 21, 2022, in relation to its subscription of 209,494 ordinary shares in our Company at the consideration sum of S$500,000. The subscription of shares was completed on September 20, 2021.

On June 27, 2021, we entered into a subscription agreement with Robert Shengchu Huang, as varied by a supplemental letter dated September 21, 2022, in relation to its subscription of 66,453 ordinary shares in our Company at the consideration sum of S$158,605 (approximately U.S.$114,080). The subscription of shares was completed on September 20, 2021.

On June 28, 2021, we entered into a subscription agreement with I Financial Ventures Group LLC, as varied by a supplemental letter dated September 21, 2022, in relation to its subscription of 55,629 ordinary shares in our Company at the consideration sum of S$132,770 (approximately U.S.$95,497). The subscription of shares was completed on April 18, 2022.

In addition, on August 31, 2022, the Company’s shareholders approved an increase of share capital in two tranches to (i) S$8,690,355 by the issue and allotment of 397,899 additional ordinary shares of S$2.51 each at the consideration sum of S$1 million and (ii) S$9,690,355 by the issue and allotment of 378,800 additional ordinary shares at S$2.64 each at the consideration sum of S$1 million, all ranking for dividend and in all other respects pari passu with the existing ordinary shares in the Company. The Company’s shareholders also approved that authority be given to the Directors, pursuant to Section 161 of the Singapore Companies Act, to allot and issue shares in the Company at any time to such persons and upon such terms and conditions and for such purposes as the Directors may deem fit until the conclusion of the next annual general meeting or the date by which the next annual general meeting is required by law to be held, whichever is earlier. The shares were issued under exemptions from registration under Section 4(a)(2) of the Securities Act since they were transactions not involving a public offering. No underwriters were involved in these issuances of ordinary shares. Subsequently, on October 18, 2022, 221,601 ordinary shares were issued and allotted to Glorious Finance Limited, 35,592 ordinary shares were issued and allotted to mDR Limited, 4,189 ordinary shares were issued and allotted to Dynatech Ventures Pte Ltd, 70,169 ordinary shares were issued and allotted to Robert Shengchu Huang, 10,472 ordinary shares were issued and allotted to Essex Bio-Investment Limited, 3,978 ordinary shares were issued and allotted to Lin Zi Tong, 4,193 ordinary shares were issued and allotted to Jackie Win Kei Lee, 14,141 ordinary shares were issued and allotted to Shu Fan Frank Lee, 2,781 ordinary shares were issued and allotted to I Financial Ventures Group LLC, and 119,369 ordinary shares were issued and allotted to Teoh Teik Kee.

Effective on January 17, 2023, the registrant implemented a 1-for-380.83 reverse split of its ordinary shares pursuant to which the shareholders received one (1) ordinary share for every 380.83 ordinary shares held as of such date. As a result, the Company has 8,444,460 ordinary shares issued and outstanding.

On January 26, 2023, the Company converted the convertible loan of S$250,000 and, accordingly, 82,990 ordinary shares were issued and allotted to Lim Liang Yew Dennis.

Except as disclosed herein, we have not issued any securities for the past three (3) years.

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Item 8.

Exhibits

(a) The following documents are filed as part of this registration statement:

EXHIBIT INDEX:

Exhibit Number	Description of Exhibit

1.1***	Form of Underwriting Agreement
3.1***	Constitution of CytoMed Therapeutics Pte Ltd
3.2***	Constitution of CytoMed Therapeutics Limited
4.1***	Specimen Ordinary Share Certificate
4.2***	Form of Underwriters’ Warrant (included in Exhibit 1.1)
5.1***	Opinion of Opal Lawyers LLC regarding the validity of ordinary shares being registered
5.2***	Opinion of Opal Lawyers LLC regarding certain Singapore law matters (included in Exhibit 5.1)
5.3*	Opinion of Zaid Ibrahim & Co, regarding certain Malaysian law matters
8.1***	Opinion of Opal Lawyers LLC regarding certain Singaporean tax matters
8.2***	Opinion of Ellenoff Grossman & Schole LLP regarding the validity of warrants
10.1+***	Form of Incentive Plan
10.2+#***	Service Agreement, dated September 8, 2021, by and between CytoMed Therapeutics (Malaysia) Sdn Bhd and CHOO Chee Kong
10.3#***	License Agreement, dated June 1, 2018, by and among Exploit Technologies Pte Ltd (now known as Accelerate Technologies Pte. Ltd.) and CytoMed Therapeutics Pte. Ltd.
10.4***	Addendum to License Agreement, dated December 1, 2020, by and among Accelerate Technologies Pte. Ltd. and CytoMed Therapeutics Pte. Ltd.
10.5#***	Second Addendum to License Agreement by way of a letter dated September 23, 2021, from CytoMed Therapeutics Pte. Ltd. and accepted by Accelerate Technologies Pte. Ltd. on September 24, 2021
10.6#***	Third Addendum to License Agreement, effective as of October 18, 2022, by way of a letter dated October 18, 2022, from CytoMed Therapeutics Ptd. Ltd. And accepted by Accelerate Technologies Pte. Ltd. On November 17, 2022
10.7#***	Human K562 Cells License Agreement, dated December 16, 2020, by and among Accelerate Technologies Pte. Ltd. and CytoMed Therapeutics Pte. Ltd.
10.8#***	IPSCs License Agreement, dated October 31, 2020, by and among Accelerate Technologies Pte. Ltd, and Puricell Lab Pte. Ltd.
10.9#***	Investment Agreement, dated January 20, 2020, by and among Landmark Medical Centre Sdn Bhd, ONG Ah Huay, Lucas LUK Tien Wee, Louisa LUK Tien Sze, Lincoln LUK Tien Wen, CytoMed Therapeutics Pte. Ltd. and CytoMed Therapeutics (Malaysia) Sdn Bhd
10.10#***	Shareholders Agreement, dated January 20, 2020, by and among Landmark Medical Centre Sdn Bhd, ONG Ah Huay, Lucas LUK Tien Wee, Louisa LUK Tien Sze, Lincoln LUK Tien Wen, CytoMed Therapeutics Pte. Ltd. and CytoMed Therapeutics (Malaysia) Sdn Bhd
10.11#***	Supplemental Agreement, dated January 20, 2021, by and among Landmark Medical Centre Sdn Bhd, ONG Ah Huay, Lucas LUK Tien Wee, Louisa LUK Tien Sze, Lincoln LUK Tien Wen, CytoMed Therapeutics Pte. Ltd. and CytoMed Therapeutics (Malaysia) Sdn Bhd
10.12#***	Supplemental Letter Agreement, dated October 28, 2021, by and among Landmark Medical Centre Sdn Bhd, ONG Ah Huay, Lucas LUK Tien Wee, Louisa LUK Tien Sze, Lincoln LUK Tien Wen, CytoMed Therapeutics Pte. Ltd. and CytoMed Therapeutics (Malaysia) Sdn Bhd
10.13#***	Facility Agreement, dated December 28, 2018, by and among Hong Leong Bank Berhad and CytoMed Therapeutics (Malaysia) Sdn Bhd guaranteed by a Letter of Guarantee, dated December 12, 2018, by and among CHOO Chee Kong and Hong Leong Bank Berhad
10.14#***	Convertible Loan Agreement, dated December 10, 2019, by and among mDR Limited and CytoMed Therapeutics Pte. Ltd.
10.15#***	Share Subscription Agreements, dated April 15, 2021, April 30, 2021, May 19, 2021, June 27, 2021, and June 28, 2021, by and among mDR Limited, Glorious Finance Limited, Essex Bio-Investment Limited, Robert Shengchu Huang, I Financial Ventures Group LLC, Jackie W Lee, Lin Zi Tong, Dynatech Ventures Pte Ltd, Shu Fan Frank Lee and CytoMed Therapeutics Pte. Ltd.
10.16#***	Put Option Agreement, dated April 15, 2021, by and among mDR Limited and CHOO Chee Kong
10.17***	Title Deed (Subsidiary Strata Certificate of Title)
10.18+***	Form of Independent Director Appointment Letter
10.19+***	Form of Service Agreement for Executive Directors and Executives
10.20***	Supplemental Agreement No. 1, dated December 31, 2021, to Convertible Loan Agreement, dated December 10, 2019, by and among mDR Limited and CytoMed Therapeutics Pte. Ltd.
10.21#***	Supplemental Agreement No. 2, dated January 3, 2022, to Convertible Loan Agreement, dated December 10, 2019, by and among mDR Limited and CytoMed Therapeutics Pte. Ltd.
10.22***	Supplemental Agreement No. 3, dated January 3, 2023, to Convertible Loan Agreement, dated December 10, 2019, by and among mDR Limited and CytoMed Therapeutics Pte. Ltd.
10.23#***	Investigator-Initiated Clinical Study Agreement, dated March 10, 2023, by and among CytoMed Therapeutics Limited and National University Hospital (Singapore) Pte Ltd.
14.1***	Code of Business Conduct and Ethics
15.1***	Letter in Lieu of Consent of WWC, P.C., an independent registered public accounting firm
16.1***	Letter from Nexia TS Public Accounting Corporation

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21.1***	List of Subsidiaries of the Registrant
23.1***	Consent of WWC, P.C., an independent registered public accounting firm
23.2***	Consent of Opal Lawyers LLC (included in Exhibits 5.1, 5.2 and 8.1)
23.3*	Consent of Zaid Ibrahim & Co. (included in Exhibit 5.3)
23.4***	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.2)
24.1***	Power of Attorney (included in the signature page to this registration statement)
99.1***	Consent of Dr. ZENG Jieming
99.2***	Consent of Dr. TAN Wee Kiat
99.3***	Consent of Prof. LOH Yuin Han
99.4***	Consent of Dr. YEW Chak Hua
99.5***	Consent of Mark LEONG Kei Wei
99.6***	Consent of WU Tao Thomas
99.7***	Consent of Dr. TOH Keng Kiat
99.8***	Form of Audit Committee Charter
99.9***	Form of Compensation Committee Charter
99.10***	Form of Nominating and Corporate Governance Committee Charter
107***	Calculation of Registration Fee

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.

+	Indicates a management contract or compensatory plan.
#	Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

(b) Financial Statement Schedules

None.

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Item 9.

Undertakings

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total U.S. dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)       That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)       If the registrant is relying on Rule 430B:

(A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)       If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)       That, for the purpose of determining liability of the registrant under the Securities Act of to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

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(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)       The undersigned registrant hereby undertakes that:

(1)       For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)       For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on March 30, 2023.

CytoMed Therapeutics Limited

By:	/s/ CHOO Chee Kong
Name:	CHOO Chee Kong
Title:	Director and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHOO Chee Kong	Director and Chairman	March 30, 2023
CHOO Chee Kong	(Principal Executive Officer)

/s/ GOH Yvonne	Chief Financial Officer	March 30, 2023
GOH Yvonne	(Principal Financial Accounting Officer)

/s/ Lucas LUK Tien Wee	Director	March 30, 2023
Dr. Lucas LUK Tien Wee

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of CytoMed Therapeutics Limited. has signed this registration statement or amendment thereto in Newark, Delaware on March 30, 2023.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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